CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                              LAS VEGAS SANDS, INC.


     LAS VEGAS SANDS, INC., a corporation organized under and existing by virtue of the laws of the State of Nevada (the "Corporation"), does hereby certify that the following resolution was unanimously adopted by unanimous written consent on November 13, 1997 by the Board of Directors of the Corporation pursuant to the provisions of the By-Laws of the Corporation:

     RESOLVED, that the Board of Directors does hereby declare it advisable and in the best interest of the Corporation and does hereby propose that the Articles of Incorporation be amended as follows:

     1. Article TENTH of the Amended and Restated Articles of Incorporation is hereby amended and restated to read as follows:

          "TENTH: Commencing at the time the indebtedness under the Loan is incurred and continuing for so long as the Loan remains outstanding, the unanimous affirmative vote of all of the members of the Board of Directors (including, without limitation, the Special Director) shall be necessary to authorize the corporation on its own behalf, or, in its capacity as managing member of Venetian, on behalf of Venetian, to (i) cause Venetian, Grand Canal Shops Mall Construction, LLC ("Mall Construction") or Mall Intermediate Holding Company, LLC ("Mall Intermediate") to (a) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally for the corporation, Venetian, Mall Construction or Mall Intermediate; (b) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for it, Venetian, Mall Construction or Mall Intermediate or all or any portion of the properties of the corporation, Venetian, Mall Construction or Mall Intermediate; or
     (c) make any general assignment for the benefit of the creditors of the corporation, Venetian, Mall Construction or Mall Intermediate; or (ii)(a) dissolve, liquidate, merge or consolidate the corporation or Venetian with or into any Person or convey or transfer


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     all or substantially all of its or Venetian's properties and assets to any
     Person, except as permitted by the documents evidencing, securing or otherwise relating to the Loan (the "Loan Documents"); (b) engage the corporation, or cause or permit Venetian to engage, in any transaction or joint activity of any kind with an Affiliate, to the extent inconsistent with the provisions of the Loan Documents; (c) amend the organiza tional documents of the corporation or Venetian in any way bearing upon the maintenance of the corporation's or Venetian's separate identity, except as permitted under the Loan Documents; or (d) voluntarily cause or permit the corporation to terminate or amend, or voluntarily cause or permit Venetian to terminate or amend, the Amended and Restated Reciprocal Easement, Use and Operating Agreement, among Venetian, Grand Canal Shops Mall Construction, LLC and Grand Canal Shops Mall, LLC or the Sale and Contribution Agreement, among Venetian, Grand Canal Shops Mall Construction, LLC and Grand Canal Shops Mall, LLC (or any similar replacement agreement)."

          2. Article THIRTEENTH of the Amended and Restated Articles of Incorporation is hereby amended and restated to read as follows:

          "THIRTEENTH: So long as the Loan remains outstanding, the corporation shall, and shall cause Venetian to, (a) pay solely from its assets, or Venetian's assets, as applicable, all obligations of any kind incurred by it and not pay from its assets, or Venetian's assets, as applicable, the obligations of any other Person, except to the extent otherwise expressly permitted under the Loan Documents; (b) conduct business solely in its own name and hold itself out as a separate entity; (c) not enter into or be a party to any transaction with any Affiliate, except on terms which are no less favorable to the corporation (or to Venetian, as applicable) than would be obtained in a comparable arm's length transaction with an unrelated third party, except as permitted under the Loan Documents; (d) not acquire obligations or securities of its stockholders or members or any Affiliates of such stockholders or members, except to the extent otherwise expressly permitted under the Loan Documents; (e) not make loans to any other Person or buy or hold evidence of indebtedness issued by any other Person, except as permitted under the Loan Documents; (f) maintain its bank accounts, books and records on a separate basis from those of any other Person and maintain a principal executive and administrative office through which its business is conducted separate from that of any Affiliate; provided, however, that the corporation (or Venetian, as applicable) and any of its Affiliates may have offices in the same location provided there is a fair and appropriate allocation of overhead costs, if any,


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                                                                               3


     among the corporation (or Venetian, as applicable) and/or any such Affiliate, and each of the corporation (or Venetian, as applicable) and any such Affiliate bears its fair share of such costs; (g) disclose in any consolidated financial statements for a group of which the corporation is a member, the corporation's separate legal existence and indicate that the assets and liabilities of the corporation are intended to be available only to the creditors of the corporation; (h) observe all corporate or limited liability company formalities regarding its existence or its role as a member of Venetian, including, without limitation, paying the salaries of its own employees, if any (or paying a proportionate share of the salary of any employee of any Affiliate who performs work for both the corporation (or Venetian, as applicable) and such Affiliate), preparing, filing and paying all taxes on the corporation (or Venetian, as applicable) and, in the case of the corporation, conducting regular meetings (at least once annually) of the Board of Directors and memorializing the determinations of the Board of Directors on all significant transactions; (i) use separate stationery, invoices and checks; (j) correct any known misunderstanding regarding its separate identity; (k) not identify itself as a division of any other Person; and (l) not amend Articles Third, Fifth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth of these Amended and Restated Articles of Incorporation in any material manner, except as permitted under the Loan Documents. Nothing hereinabove contained shall in any way limit the ability of: (i) the corporation to pay dividends to its stockholders or (ii) Venetian to make distributions to its members."

     These amendments to the Articles of Incorporation of the Corporation were approved by a unanimous vote of the Board of Directors of the Corporation and approved by unanimous vote of all the stockholders after written notice as provided by law.

     Pursuant to N.R.S. 78.390(1)(c), the Articles of Incorporation of the Corporation are amended upon filing of this Certificate with the Nevada Secretary of State.


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     IN WITNESS WHEREOF, the undersigned, as the President or Vice-President and the Secretary or Assistant Secretary of Las Vegas Sands, Inc., a Nevada corporation, has made, subscribed and acknowledged this Certificate of Amendment this 13th day of November, 1997.

                                                 Las Vegas Sands, Inc.


                                                 By: /s/ William P. Weidner
                                                     ----------------------
                                                     Name: William P. Weidner
                                                     Title: President


                                                 By: /s/ David Friedman
                                                     ------------------------
                                                     Name: David Friedman
                                                     Title: Secretary


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STATE OF NEW YORK)
                   ss.
COUNTY OF NEW YORK)


     This instrument was acknowledged before me on November 13, 1997 by William
P. Weidner as President of Las Vegas Sands, Inc.

                                       /s/ Caitlin Monck
                                       --------------------------------
                                       NOTARY PUBLIC

                                       Appointment Number: 01M05086188

                                       My commission expires: 10/06/1999